Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	October 23, 2013	CONTACT:	Kenneth D. Mann Investor Relations (870) 881-6432

Deltic Announces Preliminary Third Quarter 2013 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the third quarter of 2013 was $5.9 million, $.46 a share, compared to $3.2 million, $.25 a share, in the third quarter of 2012. The $2.7 million increase was primarily due to improved financial results for Deltic’s Manufacturing segment. Operating income for the Manufacturing segment was $5.8 million higher in 2013’s third quarter than in the same period a year ago, as a result of a higher average sales price for an increased volume of lumber sold combined with a benefit from consolidation of Del-Tin Fiber L.L.C. (“Del-Tin Fiber”) which impacted operating income by $2.4 million. Net cash provided by operating activities was $13.7 million for the third quarter of 2013, compared to $9.5 million for 2012’s third quarter. For the first nine months of 2013, net income was $23.9 million, $1.88 a share, which compares to $6.8 million, $.54 a share, for the same period in 2012. Net cash provided by operating activities was $34 million for the nine-month period ended September 30, 2013 compared to $21 million for the first nine months of 2012.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “Deltic’s commitment to a vertical integration strategy, consisting of owning pine timberland and operating efficient wood products manufacturing facilities, continues to serve the Company well in a balanced and profitable way. This was evidenced by the financial performance of the Company for the quarter. The additional cash flow from operations allowed us to fund our capital program, pay the increased quarterly dividend, repurchase $2.2 million of our stock, and repay $6 million of debt during the third quarter.”

The Woodlands segment’s operating income for the third quarter of 2013 was $3.9 million, a decrease of $.8 million when compared to operating income of $4.7 million for the same period of 2012. The Company’s pine sawtimber harvest level during the current quarter of 2013 was 161,132 tons, an eight percent decrease from 2012’s third quarter harvest level of 175,515 tons, due to timing. Deltic plans for the 2013 sustainable-yield harvest volume to be approximately the same as the 607,000 tons harvested in 2012. The average per-ton sales price for pine sawtimber was $21 per ton for the third quarters of both 2013 and 2012. The Company’s pine pulpwood harvest during the third quarter of the current year was 96,519 tons compared to 107,494 tons in the third quarter of 2012. The average sales price for pine pulpwood during 2013’s third quarter was $7 per ton, which was $1 per ton lower than the same quarter one year ago. Oil and gas lease rental and net royalty income totaled $1.4 million for the third quarter of 2013 compared to $1.1 million in 2012’s third quarter. The increase was due to a higher average sales price for natural gas produced, partially offset by decreased production volume from the natural gas wells in which Deltic has a royalty interest. The Company sold 254 acres of non-strategic, recreational-use hardwood bottomland for an average price of $1,300 per acre in the third quarter of 2013 versus 195 acres at an average price of $2,000 per acre in the third quarter of 2012.

The Company’s Manufacturing segment reported operating income of $11.4 million during the third quarter of 2013 compared to $5.6 million during the same period of 2012. In the second quarter of 2013, Deltic acquired the balance of the ownership interest in Del-Tin Fiber from its former joint venture partner and has since consolidated the operating results of Del-Tin Fiber into the Company’s Manufacturing segment. Del-Tin Fiber’s prior-period sales volume and average sales price of medium density fiberboard (“MDF”) are reported for comparison purposes. The average lumber sales price of $381 per thousand board feet was a $60, or 19 percent, increase when compared to the average sales price for lumber during the third quarter of 2012. The Company sold 69.5 million board feet of lumber in 2013’s third quarter compared to 68.3 million board feet of lumber sold in the third quarter of 2012. Recent capital projects completed in Deltic’s sawmills have further improved their hourly productivity rates and other operating efficiencies. Due to the volatility of the commodity lumber market, the Company will continue to monitor lumber market conditions in order to match production in its sawmills to market demand. The average sales price for MDF sold during the current quarter of 2013 of $585 per thousand square feet was $43, or eight percent, higher than the $542 per thousand square feet reported in the third quarter of 2012. MDF sales volume in the third quarter of 2013 was 28.2 million square feet, an eight percent decrease from the 30.5 million square feet sold during the third quarter of 2012. During the third quarter, the MDF market began to soften, and the Company took market-related downtime at Del-Tin Fiber in response to increased inventories. The Company will monitor changes in the MDF market and adjust the number of operating days at Del-Tin Fiber to match production with market demand.

The Real Estate segment reported an operating loss of $.7 million during the third quarter of 2013 compared to an operating loss of $.6 million for the same period of 2012. Deltic sold 16 residential lots during the current quarter of 2013 compared to 20 residential lots sold in the third quarter a year ago. The average residential lot sales price was $70,000 in the third quarter of 2013 compared to $71,300 in the third quarter of 2012, due to the mix of lots sold. Twenty-five new lots were recently offered in the Company’s Chenal Valley development and twenty-two were put under contract the day they were offered, and are anticipated to close over the next 120 days. There were no sales of commercial real estate acreage in the third quarter of either year.

Corporate operating expense was $4.9 million in the third quarter of both 2013 and 2012. Income tax expense in the third quarter of 2013 was $2.6 million compared to $1.3 million in 2012’s third quarter, primarily the result of increased pretax income.

For the first nine months of 2013, the pine sawtimber harvest level was 502,098 tons compared to 505,034 tons harvested during the same period of 2012, while the average per-ton pine sawtimber sales price was $22 for both years. The average lumber sales price increased $90, or 30 percent, from $304 per thousand board feet for the first nine months of 2012, to $394 per thousand board feet in the same period of 2013. Lumber sales volume decreased 8 million board feet, from 203.7 million board feet in the 2012 period to 195.7 million board feet in 2013, as Deltic adjusted sawmill operating hours to meet the market demand for lumber. The average sales price for MDF increased $63, or 12 percent, from $517 per thousand square feet in 2012 to $580 per thousand square feet in 2013. MDF sales volume decreased from 91.1 million square feet in 2012 to 85.1 million square feet in 2013 to balance supply with demand. Residential lot sales for the first nine months of 2013 totaled 50 lots at an average sales price of $74,100 per lot compared to 38 lots at $69,500 per lot for the corresponding period of 2012. The Company had no commercial real estate acreage sales in the first nine months of 2013 or 2012.

Capital expenditures were $4.9 million in the third quarter of 2013 and $25.5 million in the nine months ended September 30, 2013. For the corresponding periods of 2012, capital expenditures totaled $2.3 million and $8.3 million, respectively. The quarter-over-quarter increase in capital expenditures was due mainly to increased expenditures in the Manufacturing segment related to projects to increase hourly productivity rates and total production volume in the Company’s sawmill operations. The year-over-year increase was due to the increased expenditures for manufacturing operations, combined with increased timberland acquisitions.

Concerning the outlook for the fourth quarter and year of 2013, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 95,000 to 105,000 and 595,000 to 605,000 tons, respectively. Finished lumber production and sales volumes are estimated at 55 to 70 million board feet for the fourth quarter and 240 to 270 million board feet for the year. MDF sales volumes for the fourth quarter and year of 2013 are forecast to be 25 to 30 million square feet and 110 to 120 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected at 10 to 20 and 60 to 70 lots for the fourth quarter and year of 2013, respectively. Even though there is continued interest in commercial acreage within Chenal Valley from potential buyers, it is difficult for the Company to predict the timing of any commercial real estate transaction closing due to the highly uncertain nature and volatility of these transactions.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, October 24, 2013, at 10:00 a.m. Central Time to discuss third quarter 2013 earnings. Interested parties may participate in the call by dialing 1-877-703-6103 and referencing participant passcode identification number 61423359. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, October 31, 2013, by dialing 1-888-286-8010 and referencing replay passcode identification number 71290742.

Summary financial data and operating statistics for the third quarter of 2013 and nine months ended September 30, 2013 with comparisons to 2012 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	September 30, 2013		September 30, 2012
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$8.4	3.9	9.5	4.7
Manufacturing	48.8	11.4	27.6	5.6
Real Estate	2.8	(0.7)	3.2	(0.6)
Corporate	—	(4.9)	—	(4.9)
Eliminations	(3.5)	(0.1)	(3.8)	0.3

Total net sales/operating income	$56.5	9.6	36.5	5.1

	Nine Months Ended		Nine Months Ended
	September 30, 2013		September 30, 2012
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$27.2	13.4	28.8	14.2
Manufacturing	126.6	32.9	78.1	12.9
Real Estate	8.9	(1.2)	8.4	(1.7)
Corporate	—	(13.8)	—	(12.9)
Eliminations	(11.4)	(0.2)	(11.1)	—

Total net sales/operating income	$151.3	31.1	104.2	12.5

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$56,520	36,499	151,330	104,243

Costs and expenses
Cost of sales	37,289	23,564	95,261	69,750
Depreciation, amortization, and cost of fee timber harvested	4,421	2,698	11,227	8,321
General and administrative expenses	5,211	5,133	14,585	13,675

Total costs and expenses	46,921	31,395	121,073	91,746
Gain on involuntary conversion of assets	—	—	881	—

Operating income	9,599	5,104	31,138	12,497
Equity in earnings of Del-Tin Fiber	—	510	1,084	602
Interest income	4	7	12	13
Interest and other debt expense, net of capitalized interest	(1,110)	(1,003)	(3,431)	(3,074)
Gain on bargain purchase	—	—	3,285	—
Other income	22	(13)	3,247	41

Income before income taxes	8,515	4,605	35,335	10,079
Income tax expense	(2,702)	(1,387)	(11,480)	(3,248)

Net income	$5,813	3,218	23,855	6,831

Earnings per common share
Basic	$0.46	0.25	1.88	0.54
Assuming dilution	$0.46	0.25	1.87	0.54
Dividends per common share paid	$0.100	0.075	0.300	0.225
Weighted average common shares outstanding (thousands)
Basic	12,571	12,533	12,572	12,521
Assuming dilution	12,619	12,566	12,628	12,560

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Sept. 30, 2013	Dec. 31, 2012
Assets
Current assets
Cash and cash equivalents	$5,998	5,613
Trade accounts receivable, net of allowance	10,576	5,277
Inventories	13,095	4,894
Prepaid expenses and other current assets	3,871	2,808

Total current assets	33,540	18,592
Investment in real estate held for development and sale	55,604	57,088
Investment in Del-Tin Fiber	—	6,293
Timber and timberlands - net	249,192	240,215
Property, plant, and equipment - net	74,520	26,668
Deferred charges and other assets	2,096	4,353

Total assets	$414,952	353,209

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$7,397	1,981
Accrued taxes other than income taxes	2,230	1,951
Income taxes payable	990	—
Deferred revenues and other accrued liabilities	12,648	9,094

Total current liabilities	23,265	13,026
Long-term debt	94,000	63,000
Deferred tax liabilities - net	2,049	471
Other noncurrent liabilities	43,511	44,482
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	84,085	82,597
Retained earnings	187,383	168,608
Treasury stock	(5,704)	(5,000)
Accumulated other comprehensive loss	(13,765)	(14,103)

Total stockholders’ equity	252,127	232,230

Total liabilities and stockholders’ equity	$414,952	353,209

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Nine Months Ended September 30,
	2013	2012
Operating activities
Net income	$23,855	6,831
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	11,227	8,321
Stock-based compensation expense	2,086	1,716
Deferred income taxes	1,582	(552)
Real estate development capital expenditures	(943)	(1,088)
Real estate costs recovered upon sale	2,127	1,901
Timberland costs recovered upon sale	801	370
Equity in earnings of Del-Tin Fiber	(1,084)	(602)
Gain on previously held equity interest	(3,165)	—
Gain on bargain purchase	(3,285)	—
Net increase in liabilities for pension and other postretirement benefits	1,429	1,241
Decrease in operating working capital other than cash and cash equivalents	1,232	3,879
Other - changes in assets and liabilities	(1,888)	(1,023)

Net cash provided by operating activities	33,974	20,994

Investing activities
Capital expenditures requiring cash, excluding real estate development	(23,418)	(7,095)
Business acquisition, net of cash acquired	(5,170)	—
Net change in purchased stumpage inventory	(1,888)	33
Advances to Del-Tin Fiber	(1,025)	(1,715)
Repayments from Del-Tin Fiber	781	1,825
Net change in funds held by trustee	7	271
Other - net	1,294	662

Net cash required by investing activities	(29,419)	(6,019)

Financing activities
Proceeds from borrowings	12,000	3,000
Repayments of notes payable and long-term debt	(10,000)	(14,556)
Treasury stock purchases	(2,224)	(19)
Common stock dividends paid	(3,812)	(2,848)
Proceeds from stock option exercises	750	693
Excess tax benefit from stock-based compensation expense	407	546
Other - net	(1,291)	(392)

Net cash required by financing activities	(4,170)	(13,576)

Net increase in cash and cash equivalents	385	1,399
Cash and cash equivalents at January 1	5,613	3,291

Cash and cash equivalents at September 30	$5,998	4,690

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Thousands of dollars)	2013	2012	2013	2012
Capital expenditures
Woodlands	$1,060	1,223	11,820	4,652
Manufacturing	3,185	611	12,517	2,394
Real Estate (includes development expenditures)	650	521	1,188	1,259
Corporate	3	—	10	4

Total capital expenditures	$4,898	2,355	25,535	8,309

Woodlands
Pine sawtimber harvested from fee lands - tons	161,132	175,515	502,098	505,034
Pine sawtimber price - per ton	$21	21	22	22
Timberland sales - acres	254	195	1,624	788
Timberland sales price - per acre	$1,300	2,000	1,500	1,700
Manufacturing
Finished lumber sales - thousands of board feet	69,528	68,334	195,687	203,659
Finished lumber price - per thousand board feet	$381	321	394	304
Finished MDF sales - (3/4 inch basis) thousands of square feet	28,188	30,528	85,087	91,134
Finished MDF price - (3/4 inch basis) per thousand square feet	$585	542	580	517
Real Estate
Residential
Lots sold	16	20	50	38
Average sales price - per lot	$70,000	71,300	74,100	69,500
Commercial
Acres sold	—	—	—	—
Average sales price - per acre	$—	—	—	—